Exhibit 23.1

Consent of Independent Auditor

Clarus Corporation

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-254105), Form S-4 (No. 333-254107) and Form S-8 (No. 333-218754) of Clarus Corporation of our report dated September 9, 2021, relating to the combined financial statements of Rhino-Rack Holdings Pty Ltd and its subsidiaries and affiliate for the year ended June 30, 2020, which report appears in the Amendment No. 1 to the Current Report on Form 8-K of Clarus Corporation filed with the Securities and Exchange Commission on September 16, 2021.

/s/ BDO Audit Pty Ltd

Sydney, Australia

September 16, 2021